Exhibit 10.2

STERIS CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement is between STERIS Corporation (“STERIS”) and [Optionee’s Name] (“Optionee”), with respect to the grant of a Nonqualified Stock Option by STERIS to Optionee pursuant to the STERIS Corporation 2002 Stock Option (the “Plan”). (Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Plan.)

1. Grant of Option. STERIS hereby grants to Optionee, as of [Date of Grant], an option (the “Option”) to purchase all or any number of an aggregate of [Number of Shares Granted – referred to below as “X”] STERIS Common Shares, at an exercise price of [Grant Price] per share, upon and subject to the terms of this Agreement and the Plan.

2. Documents Delivered with Agreement. STERIS has delivered to Optionee, along with two copies of this Agreement, the following documents: (a) a copy of STERIS’s Policy Prohibiting the Improper Use of Material Non-Public Information (the “Policy”); (b) a copy of the Plan and its related Prospectus, (c) two execution copies of a Nondisclosure and Noncompetition Agreement to be entered into between STERIS and Optionee (the “Nondislosure Agreement”); (d) two copies of an acknowledgment form (the “Acknowledgment Form”); and (e) a copy of STERIS’s most recent integrated Annual Report to Shareholders and Form 10-K (the “Annual Report”). By executing this Agreement, Optionee acknowledges receipt of these documents.

3. Terms and Conditions of Option. The Option is a Nonqualified Option and shall not be treated as an Incentive Stock Option. Except as otherwise provided in this Agreement, the Option shall be subject to all of the terms and conditions of the Plan. As a condition to the effectiveness of the Option, Optionee must return to STERIS signed copies of (a) this Agreement, (b) the Nondisclosure Agreement, and (c) the Acknowledgment Form. If Optionee violates the terms of the Policy, or this Agreement, the Nondisclosure Agreement, or any similar agreement previously entered into (collectively “Prior Agreements”), any and all options to purchase Common Shares that were granted by STERIS to Optionee (including the Option granted by this Agreement or any Prior Agreements) shall be forfeited, void, and of no further force and effect.

4. Term of Option. Unless earlier terminated, the Option shall terminate at the close of business on, and shall not be exercisable at any time after, [Ten Years and One Month from Date of Grant].

5. Vesting. So long as Optionee remains in the employ of STERIS, but subject to the terms of this Agreement and the Plan, the Option shall vest and first become exercisable in equal increments (excluding any fractional shares) as follows:

From and after this date:	The Option is Exercisable with Respect to:
[First Anniversary of Grant]	[X/4] Common Shares
[Second Anniversary of Grant]	an additional [X/4] Common Shares
[Third Anniversary of Grant]	an additional [X/4] Common Shares
[Fourth Anniversary of Grant]	the remaining [X/4] Common Shares

If Optionee’s employment terminates before [Fourth Anniversary of Grant] and Optionee is entitled to exercise the Option after the Employment Termination Date by reason of the application of Section 6 of the Plan, a portion of the Option shall also vest and first become exercisable, as of the Employment Termination Date (in addition to the extent to which it has already vested pursuant to the foregoing schedule), to the extent of an additional percentage of the full number of Common Shares subject to the Option determined by multiplying 25% by a fraction the numerator of which is the number of days between the Employment Termination Date and the immediately preceding [Anniversary of Grant] and the denominator of which is 365.

6. Exercise of Vested Option. Except as otherwise provided in Section 6 of the Plan, the Option shall be exercisable only while Optionee is in the employ of STERIS. To the extent exercisable under the Agreement, the Option may be exercised from time to time in whole or in part.

7. Method of Exercise. A request to exercise the Option requires delivery of (a) the Exercise Price payable in accordance with Section 5.6 of the Plan and (b) a written notice to STERIS identifying this Agreement and specifying the number of Common Shares as to which the Option is being exercised. Subject to the terms of the Plan and this Agreement, STERIS shall deliver to Optionee certificates representing the Option shares as soon as administratively feasible following such exercise.

8. Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement, the Nondisclosure Agreement, the Policy, any Prior Agreement, or any STERIS policy shall be determined by the Committee, in its sole discretion, and its determination shall be final and binding on Optionee and STERIS.

9. Termination of the Plan; No Right to Future Grants; No Right of Employment; Extraordinary Item of Compensation. By entering into this Agreement, the Optionee acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by STERIS at any time; (b) that each grant of an Option is a one-time benefit which does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when the Option shall be granted, the number of shares subject to each Option, the Option price, and the time or times when each Option shall be exercisable, will be at the sole discretion of STERIS; (d) that the Optionee’s participation in the Plan shall not create a right to further employment with the Optionee’s employer and shall not interfere with the ability of the Optionee’s employer to terminate the Optionee’s employment relationship at any time with or without cause; (e) that the Optionee’s participation in the Plan is voluntary; (f) that the value of the Options is an extraordinary item of compensation which is outside the scope of the Optionee’s employment contract, if any; (g) that the Option is not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (h) that the right to purchase stock ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (i) that the future value of the shares is unknown and cannot be predicted with certainty; (j) that, where the Optionee’s employer is a Subsidiary or affiliate of STERIS, the Option has been granted to the Optionee in the Optionee’s status as an employee of such Subsidiary or affiliate, and can in no event be understood or interpreted to mean that STERIS is the Optionee’s employer or that the Optionee has an employment relationship with STERIS; and (k) that if the underlying shares do not increase in value, the Option will have no value.

10. Employee Data Privacy. By entering into the Agreement, and as a condition of the grant of the Option, the Optionee consents to the collection, use and transfer of personal data as described in this Section 10. The Optionee understands that STERIS and its Subsidiaries hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of stock or directorships held in STERIS, details of all Options or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). The Optionee further understands that STERIS and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Optionee’s participation in the Plan, and that STERIS and/or its Subsidiaries may each further transfer Data to any third parties assisting STERIS in the implementation, administration and management of the Plan (“Data Recipients”). The Optionee understands that these Data Recipients may be located in the Optionee’s country of residence, the European Union, or elsewhere, such as the United States. The Optionee authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any transfer of such Data, as may be necessary or appropriate for the administration of the Plan and/or the subsequent holding of shares of stock on the Optionee’s behalf, to a broker or third party with whom the shares acquired on exercise may be deposited. The Optionee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein by notifying STERIS in writing. The Optionee further understands that withdrawing consent may affect the Optionee’s ability to participate in the Plan, at the sole discretion of the Committee.

11. Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on Optionee any right to continue as an employee of STERIS or any Subsidiary or affiliate. STERIS reserves the right to correct any clerical, typographical, or other error in this Agreement or otherwise with respect to this grant. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Option shall not be transferable by Optionee other than as provided in Section 8 of the Plan.

IN WITNESS WHEREOF, STERIS has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has executed this Agreement, all as of the day and year first written above.

STERIS Corporation	Optionee

By: /s/ Mark D. McGinley
Mark D. McGinley	[Optionee’s Name]
Vice President, General Counsel, and Secretary

3